UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities and Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934

                        Commission File Number 333-60991

                                AKI HOLDING CORP.
             (Exact name of registrant as specified in its charter)

                  1815 East Main Street, Chattanooga, TN 37404
                                 (423) 624-3301
                   (Address, including zip code, and telephone
                         number, including area code, of
                    registrant's principal executive offices)


             13 1/2% Senior Debentures Due 2009 of AKI Holding Corp.
            (Title of each class of securities covered by this Form)

                                      None
                    (Title of all other classes of securities
                     for which a duty to file reports under
                         section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12g-4(a)(1)(i)  [x]     Rule 12h-3(b)(1)(i)  [x]
            Rule 12g-4(a)(1)(ii) [ ]     Rule 12h-3(b)(1)(ii) [ ]
            Rule 12g-4(a)(2)(i)  [ ]     Rule 12h-3(b)(2)(i)  [ ]
            Rule 12g-4(a)(2)(ii) [ ]     Rule 12h-3(b)(2)(ii) [ ]
                                         Rule 15d-6           [ ]

Approximate   number  of  holders  of  record  of  the   Debentures  as  of  the
certification or notice date: 0

Pursuant to the requirements of the Securities and Exchange Act of 1934, AKI Holding Corp. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date:   December 31, 2003
                                          AKI HOLDING CORP.

                                          By: /S/ Kenneth A. Budde
                                              --------------------

                                          Name: Kenneth A. Budde
                                          Title:  Chief Financial Officer